Exhibit 99.3

To the Limited Partners of

Blackwater Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director
Ceres Managed Futures LLC
General Partner,
Blackwater Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue New York, NY 10036 (855) 672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Blackwater Master Fund L.P.:

We have audited the accompanying statements of financial condition of Blackwater Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2014 and 2013, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Blackwater Master Fund L.P. as of December 31, 2014 and 2013, and the results of its operations and changes in its partners’ capital for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2015

Blackwater Master Fund L.P.

Statements of Financial Condition

December 31, 2014 and 2013

	December 31, 2014	December 31, 2013

Assets:
Equity in trading account:
Cash (Note 3c)	$22,719,506	$50,928,720
Cash margin (Note 3c)	1,543,185	10,091,550
Net unrealized appreciation on open futures contracts	605,773	2,907,135
Net unrealized appreciation on open forward contracts	98,736	—

Total trading equity	24,967,200	63,927,405
Expense reimbursements	6,105	9,196

Total assets	$24,973,305	$63,936,601

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$—	$562,835

Accrued expenses:
Professional fees	42,730	45,360
Clearing fees due to MS&Co.	478	2,633

Total liabilities	43,208	610,828

Partners’ Capital:
General Partner	—	—

Limited Partners	24,930,097	63,325,773

Total liabilities and partners’ capital	$24,973,305	$63,936,601

See accompanying notes to financial statements.

Blackwater Master Fund L.P.

Condensed Schedule of Investments

December 31, 2014

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	7	$(18,912)	(0.08)%
Grains	175	(93,913)	(0.38)
Indices	28	103,794	0.42
Interest Rates Non-U.S.	82	287,814	1.15
Interest Rates U.S.	40	99,500	0.40

Total futures contracts purchased		378,283	1.51

Futures Contracts Sold
Currencies	112	79,330	0.32
Energy	4	91,650	0.37
Indices	5	(6,210)	(0.02)
Metals	32	62,720	0.25

Total futures contracts sold		227,490	0.92

Net unrealized appreciation on open futures contracts		605,773	2.43

Unrealized Appreciation on Open Forward Contracts
Metals	56	113,893	0.46

Total unrealized appreciation on open forward contracts		113,893	0.46

Unrealized Depreciation on Open Forward Contracts
Metals	5	(15,157)	(0.06)

Total unrealized depreciation on open forward contracts		(15,157)	(0.06)

Net unrealized appreciation on open forward contracts		98,736	0.40

Net fair value		$704,509	2.83%

See accompanying notes to financial statements.

Blackwater Master Fund L.P.

Condensed Schedule of Investments

December 31, 2013

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	588	$471,552	0.74%
Energy	137	213,512	0.34
Grains	19	(33,038)	(0.05)
Indices	787	1,533,787	2.42
Interest Rates Non-U.S.	231	(280,776)	(0.44)
Livestock	311	336,570	0.53

Total futures contracts purchased		2,241,607	3.54

Futures Contracts Sold
Currencies	635	285,671	0.45
Energy	38	(32,340)	(0.05)
Grains	338	456,213	0.72
Interest Rates Non-U.S.	267	(142,798)	(0.23)
Interest Rates U.S.	457	(27,078)	(0.04)
Metals	29	125,860	0.20

Total futures contracts sold		665,528	1.05

Net unrealized appreciation on open futures contracts		2,907,135	4.59

Unrealized Appreciation on Open Forward Contracts
Metals	321	398,743	0.63

Total unrealized appreciation on open forward contracts		398,743	0.63

Unrealized Depreciation on Open Forward Contracts
Metals	570	(961,578)	(1.52)

Total unrealized depreciation on open forward contracts		(961,578)	(1.52)

Net unrealized depreciation on open forward contracts		(562,835)	(0.89)

Net fair value		$2,344,300	3.70%

See accompanying notes to financial statements.

Blackwater Master Fund L.P.

Statements of Income and Expenses

for the years ended

December 31, 2014, 2013 and 2012

	2014	2013	2012
Investment Income:
Interest income	$7,048	$28,776	$48,607

Expenses:
Clearing fees	94,647	176,276	205,811
Professional fees	92,463	88,364	114,436

Total expenses	187,110	264,640	320,247
Expense reimbursements	(107,957)	(146,381)	(161,488)

Net expenses	79,153	118,259	158,759

Net investment income (loss)	(72,105)	(89,483)	(110,152)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	1,094,329	719,734	(9,612,703)
Change in net unrealized gains (losses) on open contracts	(1,639,791)	167,149	1,536,564

Total trading results	(545,462)	886,883	(8,076,139)

Net income (loss)	$(617,567)	$797,400	$(8,186,291)

See accompanying notes to financial statements.

Blackwater Master Fund L.P.

Statements of Changes in Partners’ Capital

for the years ended December 31, 2014, 2013 and 2012

Partners’ Capital
Partners’ Capital at December 31, 2011	$82,889,779
Net income (loss)	(8,186,291)
Subscriptions	18,625,983
Redemptions	(11,354,180)
Distribution of interest income to feeder funds	(48,607)

Partners’ Capital at December 31, 2012	81,926,684
Net income (loss)	797,400
Subscriptions	1,154,804
Redemptions	(20,524,339)
Distribution of interest income to feeder funds	(28,776)

Partners’ Capital at December 31, 2013	63,325,773
Net income (loss)	(617,567)
Subscriptions	2,427,999
Redemptions	(40,199,060)
Distribution of interest income to feeder funds	(7,048)

Partners’ Capital at December 31, 2014	$24,930,097

See accompanying notes to financial statements.

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2014

1.     Partnership Organization:

Blackwater Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of Delaware on October 20, 2010, to engage in the speculative trading of a diversified portfolio of commodity interests, including futures contracts, option, swap and forward contracts. The sectors traded include currencies, energy, grains, indices, U.S. and non-U.S. interest rates, livestock, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc. As of December 31, 2014, all trading decisions for the Master are made by the Advisor (defined below).

On November 1, 2010 (commencement of trading operations), Global Diversified Futures Fund L.P. (“Global Diversified”) and Emerging CTA Portfolio L.P. (“Emerging CTA”) allocated a portion of their capital to the Master. Global Diversified allocated a portion of its capital with cash equal to $5,000,000. Emerging CTA allocated a portion of its capital with cash equal to $15,674,694. On December 1, 2011, Morgan Stanley Smith Barney Spectrum Technical L.P. (“Spectrum Technical”) allocated a portion of its capital with cash equal to $43,068,341. The Master permits commodity pools managed by Blackwater Capital Management, LLC (the “Advisor”) using the Blackwater Global Program, the Advisor’s proprietary, systematic trading program, to invest together in one trading vehicle.

During the year ended December 31, 2014, the Master’s commodity broker was Morgan Stanley and Co. LLC (“MS&Co.”), a registered futures commission merchant. During prior periods included in this report, Citigroup Global Markets Inc. (“CGM”) also served as a commodity broker.

The Master operates under a structure where its investors consist of Global Diversified, Emerging CTA and Spectrum Technical (each a “Feeder”, collectively the “Funds”). Global Diversified, Emerging CTA and Spectrum Technical owned approximately 16.2%, 16.0% and 67.8% of the Master at December 31, 2014, respectively. Global Diversified, Emerging CTA and Spectrum Technical owned approximately 8.2%, 38.8% and 53.0% of the Master at December 31, 2013, respectively.

The Master will be liquidated upon the first to occur of the following: December 31, 2030 or under certain other circumstances as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

During 2012, the Master changed the presentation of partnership interests from a unitized basis to a non-unitized basis. This change has been retrospectively applied and as such all prior year unit and per unit amounts and disclosures have been removed from the Statements of Financial Condition, Statements of Income and Expenses, Statements of Changes in Partners’ Capital and Footnotes 1, 2, 5 and 6, to conform to the current year’s financial statement presentation. This change was made in order to reflect the capital balance structure for all feeder fund investments.

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2014

2.     Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses are included in the Statements of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. GAAP also requires the need to use judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. The General Partner has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis) and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

The Master considers prices for exchange-traded commodity futures, forwards, swaps and options contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2014 and 2013, the Master did not hold any derivative instruments for which market quotations were not readily available and that were priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2) or that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level  3).

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2014

During the years ended December 31, 2014 and 2013, there were no transfers of assets or liabilities between Level 1 and Level 2.

	December 31, 2014	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$731,143	$731,143	$—	$—
Forwards	113,893	113,893	—	—

Total assets	845,036	845,036	—	—

Liabilities
Futures	125,370	125,370	—	—
Forwards	15,157	15,157	—	—

Total liabilities	140,527	140,527	—	—

Net fair value	704,509	704,509	$—	$—

	December 31, 2013	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$3,746,718	$3,746,718	$—	$—
Forwards	398,743	398,743

Total assets	4,145,461	4,145,461	—	—

Liabilities
Futures	839,583	839,583	—	—
Forwards	961,578	961,578	—	—

Total liabilities	1,801,161	1,801,161	—	—

Net fair value	$2,344,300	$2,344,300	$—	$—

d.	Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

e.

London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2014

settled based on prompt dates published by the LME. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and changes in net unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

f.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

g.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2011 through 2014 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

h.	Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update (“ASU”) 2013-08 “Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.” ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company. ASU 2013-08 is effective for interim and annual reporting periods beginning after December 15, 2013. The adoption of this ASU did not have a material impact on the Master financial statements. Based on the General Partner’s assessment, the Master had been deemed to be an investment company since inception.

i.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2014

3.     Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or MS&Co./CGM and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

Prior to and during part of the fourth quarter of 2013, the Master was party to a Customer Agreement with CGM (the “CGM Customer Agreement”). During the fourth quarter of 2013, the Master entered into a Customer Agreement with MS&Co. (the “MS&Co. Customer Agreement”). The Master has terminated the CGM Customer Agreement.

Under the CGM Customer Agreement, CGM provided services to the Master, including, among other things, the execution and clearing of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, service, user, give-up, floor brokerage and National Futures Association (“NFA”) fees (collectively the “CGM clearing fees”) were borne by the Master and allocated to the Funds. All other fees including CGM’s direct brokerage fees were borne by the Funds. During the term of the CGM Customer Agreement, all of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations.

Under the MS&Co. Customer Agreement, the Master will pay MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further all trading, exchange, clearing, user, give-up, floor brokerage and NFA fees (collectively the “MS&Co clearing fees” and together with the CGM clearing fees, the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. All of the Master’s assets are deposited in the Master’s account at MS&Co. The Master’s cash is deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2014 and 2013, the amount of cash held by the Master for margin requirements was $1,543,185 and $10,091,550, respectively. The MS&Co. Customer Agreement may generally be terminated upon notice by either party.

For the period April 1, 2014 to September 30, 2014, Spectrum Technical paid MS&Co. a flat rate brokerage fee of 1/12 of 4.0% per month (a 4.0% annual rate), and prior to that this fee was charged at a flat rate of 1/12 of 6% per month (a 6% annual rate). For the period October 1, 2014 to December 31, 2014, Spectrum Technical pays an ongoing placement agent fee to Morgan Stanley Wealth Management at a flat rate of 1/12 of 2% per month (a 2% annual rate) of the net assets of Spectrum Technical allocated to the Advisor as of the first day of each month. Such fee includes clearing fees that are charged to the Master, therefore, the Master receives monthly expense reimbursements on clearing fees from MS&Co. incurred during such month, as shown on the Statements of Income and Expenses as expense reimbursements, based on the beginning of the month Partners’ capital allocation percentage of Spectrum Technical in the Master.

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2014

4.     Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The MS&Co. Customer Agreement with the Master gives, and the CGM Customer Agreement with the Master gave, the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts on the Statements of Financial Condition as the criteria under Accounting Standards Codification 210-20, "Balance Sheet," have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2014 and 2013, were 1,423 and 3,421, respectively. The monthly average number of metals forward contracts traded during the years ended December 31, 2014 and 2013, were 512 and 795, respectively. The monthly average notional values of currency forward contracts held during the years ended December 31, 2014 and 2013, were $0 and $213,865, respectively.

On January 1, 2013, the Master adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial condition and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards. The new guidance did not have a significant impact on the Master’s financial statements.

The following tables summarize the valuation of the Master's investments as of December 31, 2014 and 2013, respectively.

December 31, 2014	Gross Amounts Recognized	Gross Amounts offset in the Statements of Financial Condition	Net Amounts presented in the Statements of Financial Condition

Assets
Futures	$731,143	$(125,370)	$605,773
Forwards	113,893	(15,157)	98,736

Total Assets	845,036	(140,527)	704,509

Liabilities
Futures	$(125,370)	$125,370	$—
Forwards	(15,157)	15,157	—

Total Liabilities	(140,527)	140,527	—

Net Fair Value			$704,509

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2014

December 31, 2013	Gross Amounts Recognized	Gross Amounts offset in the Statements of Financial Condition	Net Amounts presented in the Statements of Financial Condition

Assets
Futures	$3,746,718	$(839,583)	$2,907,135
Forwards	398,743	(398,743)	—

Total Assets	4,145,461	(1,238,326)	2,907,135

Liabilities
Futures	$(839,583)	$839,583	$—
Forwards	(961,578)	398,743	(562,835)

Total Liabilities	(1,801,161)	1,238,326	(562,835)

Net Fair Value			$2,344,300

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2014 and 2013.

Assets	December 31, 2014
Futures Contracts
Currencies	$85,198
Energy	91,650
Indices	104,261
Interest Rates Non-U.S.	287,814
Interest Rates U.S.	99,500
Metals	62,720

Total unrealized appreciation on open futures contracts	$731,143

Liabilities
Futures Contracts
Currencies	$(24,780)
Grains	(93,913)
Indices	(6,677)

Total unrealized depreciation on open futures contracts	$(125,370)

Net unrealized appreciation on open futures contracts	$605,773 *

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2014

Assets	December 31, 2014
Forward Contracts
Metals	$113,893

Total unrealized appreciation on open forward contracts	$113,893

Liabilities
Forward Contracts
Metals	$(15,157)

Total unrealized depreciation on open forward contracts	$(15,157)

Net unrealized appreciation on open forward contracts	$98,736 **

**	This amount is included in “Net unrealized appreciation on open forward contracts” on the Statements of Financial Condition.

Assets	December 31, 2013
Futures Contracts
Currencies	$966,821
Energy	248,796
Grains	456,213
Indices	1,534,207
Interest Rates Non-U.S.	76,298
Interest Rates U.S.	1,953
Livestock	336,570
Metals	125,860

Total unrealized appreciation on open futures contracts	$3,746,718

Liabilities
Futures Contracts
Currencies	$(209,598)
Energy	(67,624)
Grains	(33,038)
Indices	(420)
Interest Rates Non-U.S.	(499,872)
Interest Rates U.S.	(29,031)

Total unrealized depreciation on open futures contracts	$(839,583)

Net unrealized appreciation on open futures contracts	$2,907,135 *

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

Assets	December 31, 2013
Forward Contracts
Metals	$398,743

Total unrealized appreciation on open forward contracts	$398,743

Liabilities
Forward Contracts
Metals	$(961,578)

Total unrealized depreciation on open forward contracts	$(961,578)

Net unrealized depreciation on open forward contracts	$(562,835)**

**	This amount is included in “Net unrealized depreciation on open forward contracts” on the Statements of Financial Condition.

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2014

The following tables indicate the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2014, 2013 and 2012.

Sector	2014		2013	2012
Currencies	$1,577,433		$(2,714,058)	$447,393
Energy	(774,954)		(4,958,525)	(2,373,803)
Grains	(382,538)		(1,495,776)	555,988
Indices	(3,502,249)		10,275,591	(2,742,828)
Interest Rates U.S.	(184,641)		(1,407,505)	(823,573)
Interest Rates Non-U.S.	2,227,686		(1,415,166)	1,370,732
Livestock	726,000		314,020	(766,450)
Metals	(6,774)		1,652,797	(3,512,073)
Softs	(225,425)		635,505	(231,525)

Total	$(545,462	)***	$886,883 ***	$(8,076,139	)***

***	This amount is included in “Total trading results” on the Statements of Income and Expenses.

5.     Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may redeem all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any day (the “Redemption Date”) after a request for redemption has been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master.

6.     Financial Highlights:

Ratios to average net assets for the years ended December 31, 2014, 2013 and 2012 were as follows:

	2014	2013	2012
Net investment income (loss)*	(0.2)%	(0.1)%	(0.1)%

Operating expenses**	0.2%	0.2%	0.2%

Total return	1.0%	1.1%	(9.8)%

*	Interest income less total expenses.

**	Such percentages include expense reimbursements (the reimbursement amount was 0.3%, 0.2% and 0.2% for 2014, 2013 and 2012, respectively).

The above ratios may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.     Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2014

currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forward, swap and option contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forwards and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract. None of the Master’s current contracts are traded OTC, although contracts may be traded OTC in the future.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk during the reporting period and prior periods, as MS&Co. and/or CGM or their affiliates were the sole counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that through MS&Co. and/or CGM, the Master’s counterparty is an exchange or clearing organization. The Master continues to be subject to such risks, with respect to MS&Co.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forwards and options contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.